Certificate of Amendment
                                       Of
                          Certificate of Incorporation

FoneCash, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That by unanimous written consent of the Board of Directors of FoneCash, Inc., the following resolution was duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a special meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FOURTH" so that, as amended, said Article shall be and read as follows: The total number of shares of stock which the corporation shall have authority to issue is twenty five million (25,000,000). Of such shares, twenty million (20,000,000) are to be Common Stock, with a par value of $.0001 per share and five million (5,000,000) are to he Preferred Stock, with a par value of $.0001 per share.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, the Stockholders of the said corporation, by unanimous written consent in lieu of a special meeting in accordance with Section 228 of the General Corporation Law of the State of Delaware, the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD; That said amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS THEREOF, said FoneCash, Inc., has caused this certificate to be signed by Daniel E. Charboneau, its President, this 4th day of November. 1997.


                                    By:  /s/ Daniel E. Charboneau
                                         President

    STATE OF DELAWARE
   SECRETARY OF STATE
DIVISION OF CORPORATION.
FILED 09:00 AM 11/04/19


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